Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

180 Life Sciences Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	—	—		—	—	—
Fees to Be Paid	Equity	Preferred Stock	—	—		—	—	—
Fees to Be Paid	Debt	Debt Securities	—	—		—	—	—
Fees to Be Paid	Other	Warrants	—	—		—	—	—
Fees to Be Paid	Other	Units	—	—		—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)		$125.000,000	0.0000927	$11,587.50
	Total Offering Amounts					$125,000,000		$11,587.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,587.50

(1)	There are being registered under this registration statement such indeterminate number of shares of common stock and preferred stock, debt securities, warrants and/or units of the Registrant as shall have an aggregate initial offering price not to exceed $125,000,000. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering prices per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered under this registration statement. The securities registered also include such indeterminate amounts and numbers of common stock as may be issued upon conversion of or exchange for preferred stock, debt securities, warrants or units that provide for such conversion or exchange.